AS FILED ELECTRONICALLY WITH
THE SECURITIES AND EXCHANGE COMMISSION ON February 26, 1997

                                         Registration No. 333-
=================================================================
                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                ASSOCIATES FIRST CAPITAL CORPORATION
       (Exact name of registrant as specified in its charter)

                             Delaware
                 (State or other jurisdiction of
                 incorporation or organization)
                           06-0876639
                (I.R.S. Employer Identification No.)
                     250 East Carpenter Freeway
                          Irving, Texas
              (Address of principal executive offices)
                           75062-2729
                           (Zip Code)

                 FORD MOTOR COMPANY TAX-EFFICIENT
                SAVINGS PLAN FOR HOURLY EMPLOYEES
                     (Full title of the Plan)

                       Timothy M. Hayes, Esq.
                Associates First Capital Corporation
                     250 East Carpenter Freeway
                            Irving, Texas
                              75062-2729
                            (972) 652-4000
                 (Name, address and telephone number,
              including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------

--------------------------------------------------------------------
TITLE OF SECURITIES   AMOUNT TO BE    PROPOSED       PROPOSED     AMOUNT OF
TO BE REGISTERED      REGISTERED <F1> MAXIMUM        MAXIMUM      REGISTRATION
                                      OFFERING       AGGREGATE    FEE
                                      PRICE          OFFERING
                                      PER SHARE      PRICE

---------------------------------------------------------------------

Class A Common Stock            1,000,000           $49.375
$49,375,000           $14,962.12
$.01 par value per              Shares
share
---------------------------------------------------------------------

<F1> The number of shares being registered represents the maximum number of shares that may be acquired be Fidelity Management Trust Company, as trustee, under the Ford Motor Company Tax-efficient Savings Plan for Hourly Employees (the "Plan"), during 1997 and during subsequent years until a new
Registration Statement becomes effective.
<F2> Based on the market price of Class A Common Stock of the Company on February
21,1997 in accordance with rule 457(c) under the Securities Act of 1933.

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registraton Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

               FORD MOTOR COMPANY TAX-EFFICIENT
               SAVINGS PLAN FOR HOURLY EMPLOYEES
                        ______________________


          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

  The following documents filed or to be filed with the Securities and Exchange Commission are incorporated by reference in this Registration
Statement:

    (a) The latest annual report of Associate First Capital Corporation (the "Company" or "Associates") filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") which contains, either directly or indirectly by incorporation by reference, certified financial statements for Associates' latest fiscal year for which such statements have been filed.

    (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in paragraph (a) above.

    (c) The description of Associates Class A Common Stock contained in registration statement no. 333-817, as amended, filed by Associates under the Securities Act of 1933 (the "1933 Act").

  All documents subsequently filed by Associates pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 6.  Indemnification of Directors and Officers.

  Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

  In accordance with the Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

  Pursuant to underwriting agreements filed as exhibits to registration statements relating to underwritten offerings of securities, the underwriters parties thereto have agreed to indemnify each officer and director of Associates and each person, if any, who controls Associates within the meaning of the 1933 Act, against certain liabilities, including liabilities under the 1933 Act.

  The directors and officers of the Company are covered by directors' and officers' insurance policies relating to Ford Motor Company and its subsidiaries.

  The Restated Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.


Item 8. Exhibits.

Exhibit
Number
-------

  *4.A    -  Form of Ford Motor Company Tax-efficient Savings Plan for Hourly
             Employees, as amended.

  *4.B    -  Form of Master Trust Agreement between Ford Motor Company and
             Fidelity Management Trust Company, as Trustee.

  *5      -  Copy of Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue
             Code. (An opinion of counsel as to the legality of the securities is not being filed since the securities being registered are not original issue securities.)

  *23     -  Consent of Coopers & Lybrand L.L.P.

  *24     -  Powers of Attorney.



* Filed with this Registration Statement

Item 9. Undertakings.

  (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 26th day of February, 1997.


                           ASSOCIATES FIRST CAPITAL CORPORATION

                           By: /s/ C. D. Longenecker
                              ---------------------------------
                              C. D. Longenecker
                              Title: Executive Vice President


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                 Title                                         Date
-----------------         ------------------------------------------

  KEITH W. HUGHES*        Chairman of the Board,
  (Keith W. Hughes)       Principal Executive Officer
                          and Director


  HAROLD D. MARSHALL*     Director
  (Harold D. Marshall)


                                                           February 26, 1997

  JOSEPH M. MCQUILLAN*     Director
  (Joseph M. McQuillan)

  J. Carter Bacot*         Director
  (J. Carter Bacot)

  John M. Devine*          Director
  (John M. Devine)

  Kenneth Whipple*         Director
  (Kenneth Whipple)

  H. James Toffey, Jr.*    Director
  (H. James Toffey, Jr.)

  ROY A. GUTHRIE*          Executive Vice President and
  (Roy A. Guthrie)         Principal Financial Officer

  Kevin P. Hegarty*        Senior Vice President and
  (Kevin P. Hegarty)       Principal Accounting Officer

---------------------

*By signing his name hereto, C. D. Longenecker signs this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons.

By: /s/ C. D. LONGENECKER
     ____________________
     C. D. Longenecker
    (Attorney-in-Fact)
The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on this 26th day of February, 1997.


                              FORD MOTOR COMPANY TAX-EFFICIENT
                                       SAVINGS PLAN FOR HOURLY EMPLOYEES






                                       By:  /s/Lee Mezza
                                            --------------------------
                                            Lee Mezza, Chairman
                                            Tax-efficient Savings Plan

                         EXHIBIT INDEX

Exhibit
Number
-------

  *4.A    -  Form of Ford Motor Company Tax-efficient Savings Plan for Hourly
             Employees, as amended.

  *4.B    -  Form of Master Trust Agreement between Ford Motor Company and
             Fidelity Management Trust Company, as Trustee.

  *5      -  Copy of Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue
             Code. (An opinion of counsel as to the legality of the securities is not being filed since the securities being registered are not original issue securities.)

  *23     -  Consent of Coopers & Lybrand L.L.P.

  *24     -  Powers of Attorney.



* Filed with this Registration Statement
